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                                                                      Exhibit 21

                         Subsidiaries of the Registrant

Name                                                  State of Incorporation

Hydron Healthcare, Inc.                               Delaware
Spargos Advertising, Inc.                             Florida
Hydron Direct, Inc.                                   Delaware